EXHIBIT 23.2

Independent Auditors’ Consent

The Board of Directors
SM&A:

We consent to the use of our report dated April 11, 2001, incorporated herein by reference in the Registration Statement on Form S-8 of SM&A, formerly known as Emergent Information Technologies, Inc. and subsidiaries, with respect to the consolidated statements of operations, shareholders’ equity (deficiency) and cash flows for the year ended December 31, 2000, and the related schedule.

/s/ KPMG LLP

Orange County, CA
June 24, 2003